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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Senetek PLC
Napa, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of Amendment No. 3 to this Registration Statement of our report dated February 21, 2001, relating to the consolidated financial statements and schedules of Senetek PLC appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
San Francisco, California
March 27, 2001